EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Agreement is entered into and made effective as of July 17, 2014 (the “Effective Date”) between Tanger Properties Limited Partnership (the “Partnership” and, together with its affiliates, the “Company”) and CHARLES A. WORSHAM (the “Executive”). The Company and the Executive are sometimes referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
A.    Prior to the Commencement Date, the Executive was employed as the Company’s Vice President, Construction and Development.
B.    The Company and the Executive have agreed upon the terms and conditions of the Executive’s continued employment by the Company on and after the Commencement Date.
C.    The Parties intend to set forth herein the entire agreement between them with respect to the Executive’s continued employment by the Company on and after the Commencement Date.
Now therefore in consideration of the foregoing recitals and the promises contained herein the Parties agree as follows:
1.EMPLOYMENT AND DUTIES.
1.1    Employment. During the Contract Term (as defined herein), the Company will employ the Executive and the Executive shall serve the Company as a full-time employee upon and subject to the terms and conditions of this Agreement. The Executive’s employment hereunder may be terminated before the end of the Contract Term only as provided in Section 5 of this Agreement.
1.2    Position and Responsibilities. During the Contract Term, the Executive will serve as Senior Vice President, Construction and Development with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Company’s Chief Operating Officer and/or the Board of Directors. The Executive will work out of the Company's Greensboro, North Carolina office and will be required to maintain his permanent residence in the Greensboro, North Carolina area.
1.3    Time and Effort. During the Contract Term, the Executive shall be employed on a full-time basis and shall devote his best efforts and substantially all of his attention, business time and effort (excluding sick leave, vacation provided for herein and reasonable time devoted to civic and charitable activities) to the business and affairs of the Company.
2.    PERIOD OF EMPLOYMENT.
2.1    Initial Contract Term. The period of employment pursuant to this Agreement shall begin on May 16, 2014 (the “Commencement Date”) and shall extend through

December 31, 2014 (the “Initial Contract Term”), unless earlier terminated as provided in Section 5 or extended as provided in this Section 2. The calendar year beginning January 1, 2015 and each calendar year thereafter during the Contract Term is sometimes herein referred to as a “Contract Year.”
2.2    Extended Contract Term. The Contract Term shall be automatically extended at the end of the Initial Contract Term or an Extended Term for one additional Contract Year (sometimes herein referred to as an “Extended Term”) unless either the Executive or the Company shall give written notice to the other of them that the Contract Term shall not be so extended at least one hundred eighty (180) days prior to the end of the Initial Contract Term or an Extended Term. An Extended Term shall be upon the same terms and conditions as were applicable to the Initial Contract Term except that the Annual Base Salary shall be the Executive’s Annual Base Salary for the Contract Year immediately preceding the Extended Term. References herein to the “Contract Term” of this Agreement shall refer to the Initial Contract Term as extended pursuant to this Section.
3.    COMPENSATION.
3.1    Base Salary. As compensation for the Executive’s services performed pursuant to this Agreement, Employer will pay the Executive a base salary at the annualized rate of $210,000 during 2014 (pro-rated based on the number of days the Executive is employed as a Senior Vice President during 2014) and, with respect to each Contract Year thereafter, in an amount agreed upon by the Executive and the Company but not less than $210,000 per year (the “Annual Base Salary”). The Annual Base Salary shall be paid in equal installments in arrears in accordance with Employer’s regular pay schedule.
3.2    Bonus or Incentive Compensation. As additional compensation for services rendered, the Executive shall be eligible to receive such bonus or bonuses as the Board of Directors may from time to time approve including, without limitation, awards under the Company’s Amended and Restated Incentive Award Plan; provided that, for 2014, any bonus or bonuses shall be pro-rated based on the number of days the Executive is employed as a Senior Vice President during 2014. Such bonuses may be payable in cash (a “Cash Bonus”) and/or in the form of equity based compensation as allowed under the Company’s Amended and Restated Incentive Award Plan, provided, however, that any such bonus shall be payable on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which such bonus is no longer subject to a substantial risk of forfeiture.
4.    EMPLOYEE BENEFITS.
4.1    Executive Benefit Plans. During the Contract Term, the Executive shall participate in the employee benefit plans (which currently include group medical and dental plans, a group term life insurance plan, a disability plan and a 401(k) savings plan) generally applicable to employees of the Company, as those plans may be in effect from time to time.
4.2    Expenses. During the Contract Term, subject to Section 10.2(e), the Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder. The Executive shall observe and comply with the Company’s policies with respect to such reimbursements as in effect from time to time. At least monthly, the Executive will submit such records and paid bills supporting the amount of the expenses incurred and to be reimbursed as the Company shall reasonably request or as shall be required by applicable laws.
4.3    Vacation. During the Contract Term, the Executive shall have the number of days of paid vacation during each calendar year that are provided to employees of the Company with the same number of years of service as the Executive has pursuant to the Company’s vacation policy described in the Company’s employee handbook in effect on the first day of that calendar year.
5.    TERMINATION OF EMPLOYMENT.
5.1    Termination Circumstances. The Executive’s employment hereunder may be terminated prior to the end of the Contract Term by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. The Company may terminate the Executive’s employment upon his Disability.
(c)    Cause. The Company may terminate the Executive’s employment hereunder for Cause.
(d)    Good Reason. The Executive may terminate his employment for Good Reason.
(e)    Without Cause. The Company may terminate the Executive’s employment hereunder other than for Cause for any or no reason upon 30 days' notice.
(f)    Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 90 days written notice to the Company.
(g)    Resignation following a Change of Control. The Executive may terminate his employment during the period commencing on the date of the first Change of Control to occur following the Commencement Date and ending on the 75th day following such Change of Control (the “Cessation Date”) by written notice provided to the Company on or prior to the 60th day following such Change of Control.
Except as may otherwise be expressly provided in Section 7.1 or in any written agreement between the Company and the Executive with respect to the issuance of awards under the Company’s Amended and Restated Incentive Award Plan, upon termination of the Executive’s employment, Executive shall be entitled to receive only the compensation accrued but unpaid for the period of employment prior to the date of such termination of employment and shall not be entitled to additional compensation. Except as otherwise set forth in the Company’s employee benefit plans, such accrued compensation shall be paid in accordance with the Company’s ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.
5.2    Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than by reason of the Executive’s death) shall be communicated by a notice of termination to the other party hereto. For purposes of this Agreement, a “notice of termination” shall mean a written notice which (a) indicates the specific termination provision in the Agreement relied upon, (b) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision indicated and (c) specifies the effective date of the termination, subject to Section 5.1.
6.    AGREEMENT NOT TO COMPETE.
6.1    Covenant Against Competition. The Executive agrees that during the term of the Executive’s employment hereunder and (a) if the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason or by reason of Disability, for one hundred eighty (180) days after the date of such termination or (b) if the Executive receives the severance payment described in Section 7.1(a) or Section 7.1(d) of this Agreement because of a termination of his employment by the Company without Cause or by the Executive for Good Reason or following a Change of Control, from the date of such termination through the first anniversary thereof, the Executive shall not, directly or indirectly, as an employee, employer, shareholder, proprietor, partner, principal, agent, consultant, advisor, director, officer, or in any other capacity,
(i)    engage in activities involving the development or operation of a manufacturers outlet shopping center which is located within a radius of fifty (50) miles of a retail shopping facility which, within the 365 day period ending on the date of the termination of the Executive’s employment hereunder, was owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company or was operated by the Company;
(ii)    engage in activities involving the development or operation of a manufacturers outlet shopping center which is located within a radius of fifty (50) miles of any site which, within the 365 day period ending on the date of the termination of the Executive’s employment hereunder, the Company negotiated to acquire and/or lease for the development or operation of a retail shopping facility; or
(iii)    engage in activities involving the development or operation of any other type of retail shopping facility which is located within a radius of five (5) miles of, and competes directly for tenants with, a retail shopping facility which, within the 365 day period ending on the date of the termination of the Executive’s employment hereunder, was (A) under development by the Company; (B) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (C) operated by the Company.
6.2    Disclosure of Information. The Executive acknowledges that in and as a result of his employment prior to the Commencement Date and hereunder, he may have been or may be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as financial information, terms of leases, terms of financing, financial condition of tenants and potential tenants, sales and rental income of shopping centers and other specifics about Company’s development, financing, construction and operation of retail shopping facilities. The Executive covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever any such confidential information that has been obtained by, or disclosed to, him as a result of his employment by Company.
6.3    Reasonableness of Restrictions.
(a)    The Executive has carefully read and considered the foregoing provision of this Section, and, having done so, agrees that the restrictions set forth in this Section, including but not limited to the time period of restriction set forth in the covenant against competition are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees.
(b)    In the event that, notwithstanding the foregoing, any of the provisions of this Section shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Section relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.
6.4    Consideration. The Executive promises in this Section not to compete with the Company and not to disclose information obtained during his employment by the Company are made in consideration of the Company’s agreement to pay the compensation provided for herein for the period of employment provided herein. Such promises by the Executive constitute the material inducement to Company to employ the Executive for the Contract Term and to pay the compensation provided for in this Agreement and to make and to continue to make confidential information developed by Company available to the Executive.
6.5    Company’s Remedies. The Executive covenants and agrees that if he shall violate any of his covenants or agreements contained in this Section, the Company shall, in addition to any other rights and remedies available to it at law or in equity, have the following rights and remedies against the Executive:
(a)    The Company shall be relieved of any further obligation to the Executive under the terms of this agreement;

(b)    The Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that the Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of or in connection with, any such violation; and
(c)    The Company shall be entitled to a permanent injunction to prevent or restrain the breach or violation of the agreements contained herein by the Executive or by the Executive’s partners, agents, representatives, servants, employees and/or any and all persons directly acting for or with the Executive without the requirement to post a bond.
The foregoing rights and remedies of the Company shall be cumulative and the election by the Company to exercise any one or more of them shall not preclude the Company’s exercise of any other rights described above or otherwise available under applicable principles of law or equity.
7.    SEVERANCE BENEFITS.
7.1    Description of Benefits.
(a)    Termination without Cause or for Good Reason: Subject to Section 7.1(g), if the Executive’s employment shall be terminated (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, subject to the limitation in Section 7.2 and the provisions of Section 10.2 hereof, the Company shall pay the Executive an amount equal to one hundred percent (100%) of the sum of (x) his Annual Base Salary and (y) his Average Annual Cash Bonus (as defined below). Such amount shall be paid in equal consecutive installments, in accordance with the Company’s regular pay schedule and subject to Section 10.2(d), over a twelve (12) month period beginning on the effective date of the termination of the Executive’s employment. For these purposes, the Executive’s “Average Annual Cash Bonus” shall be the average of the Cash Bonuses earned by the Executive for each of the three consecutive calendar years (or if the Executive has not been employed for three full calendar years, such fewer number of full calendar years he has been employed by the Company) immediately preceding the calendar year in which the Executive’s termination of employment occurs
(b)    Termination by Death or Disability. Subject to Section 7.1(g), upon the termination of the Executive’s employment by reason of his death or Disability, the Company shall pay to the Executive or to the personal representatives of his estate (i) within thirty (30) days after the termination, a lump-sum amount equal to fifty percent (50%) of the Executive’s Annual Base Salary for the calendar year in which the termination occurs and (ii) on or before the day on which the Executive’s Cash Bonus for the calendar year in which the termination occurs would have been payable pursuant to Section 3.2 if the termination had not occurred (or, if earlier, the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs), an amount equal to the Cash Bonus the Executive would have received for that calendar year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that calendar year before the date of termination and the denominator of which is 365. This Section 7.1(b) shall not limit the entitlement of the Executive, his estate or beneficiaries to any disability or other benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained by the Company for the Executive’s benefit.
(c)    Termination for Cause or Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive all Annual Base Salary and all benefits accrued through the date of termination, payable, unless otherwise required under the applicable employee benefit plan, in accordance with the Company’s ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.
(d)    Resignation following a Change of Control. If the Executive elects to terminate his employment following the first Change of Control to occur during the Contract Term (pursuant to Section 5.1(g)), the Company shall pay the Executive an amount equal to one hundred percent (100%) of the sum of (x) his Annual Base Salary and (y) his Average Annual Cash Bonus. Such amount shall be paid in equal consecutive installments, in accordance with the Company’s regular pay schedule and subject to Section 10.2(d), over a twelve (12) month period beginning on the effective date of the termination of the Executive’s employment and, in any event, the first installment shall be paid on or prior to the Cessation Date.
(e)    Survival. Neither the termination of the Executive’s employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration.
(f)    Mitigation of Damages. In the event of any termination of the Executive’s employment by the Company, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self‑employment shall not be offset against any obligations of the Company to the Executive under this Agreement.
(g)    Cessation of Severance Benefits. In the event of any termination of the Executive’s employment following the Cessation Date, including, without limitation, a termination of employment by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to receive any severance payments or benefits that would otherwise have been payable to the Executive pursuant to this Agreement in connection with a termination of employment.
7.2    Limitation on Severance Benefits.
(a)    Notwithstanding any other provision of this Agreement, and except as provided in Section 7.2(b) below, payments and benefits to which the Executive would otherwise be entitled under the provisions of this Agreement will be reduced (or the Executive shall make reimbursement of amounts previously paid) to the extent necessary to prevent the Executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Internal Revenue Code as it exists as of the Effective Date.

(b)    The Company may determine the amount (if any) of reduction for each payment or benefit that the Executive would otherwise be entitled to receive. The extent to which the payments or benefits to the Executive are to be reduced pursuant to Section 7.2(a) will be determined by the accounting firm servicing the Company on the date that the Executive’s employment is terminated. The Company shall pay the cost of such determination.
(c)    If the final determination of any reduction in any benefit or payment pursuant to this Section has not been made at the time that the Executive is entitled to receive such benefit or payment, the Company shall pay or provide an estimated amount based on a recommendation by the accounting firm making the determination under Section 7.2(b). When the final determination is made, the Company shall pay the Executive any additional amounts that may be due or the Executive shall reimburse the Company for any estimated amounts paid to the Executive that were in excess of the amount payable hereunder.
8.    DEFINITIONS.
“Annual Base Salary” is defined in Section 3.1.
“Average Annual Cash Bonus” is defined in Section 7.1(a).
“Board of Directors” shall mean the Board of Directors of TFOC.
“Cash Bonus” is defined in Section 3.2.
“Cause”    For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (a) the Company’s determination that he has embezzled money or property, (b) the Executive’s willful refusal to perform reasonable duties incident to his employment after ten (10) days’ written notice to the Executive from the Company’s Chief Executive Officer or Chief Operating Officer or the Board of Directors of the specific duties to be performed, or (c) commission of a felony which, in the judgment of the Board of Directors, adversely affects the business or reputation of the Company.
“Cessation Date” is defined in Section 5.1(g).
“Change of Control” shall mean (a) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Partnership or TFOC of more than 50% of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers; (b) the acquisition of securities of TFOC or the Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the Executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of fifty (50%) percent or more of the number of Common Shares (treating any partnership units or preferred shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the partnership units and preferred shares were converted into Common Shares; or (c) a majority of the members of the Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

“Common Shares” shall mean the common shares of TFOC, par value $0.01 per share.
“Contract Term” is defined in Section 2.2.
“Contract Year” is defined in Section 2.1.
“Disability” shall mean the Executive’s inability, due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to his by the Company for a period of ninety (90) days or more within any twelve consecutive calendar months.
“Good Reason”    The Executive shall have “Good Reason” to terminate his employment hereunder if (a) the Company materially fails to make payment of amounts due to the Executive hereunder; (b) Company commits a material breach of its obligations under this Agreement; or (c) the principal duties of the Executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent following the occurrence of (i) a Change of Control, (ii) a merger, consolidation or similar transaction in which TFOC or the Partnership does not survive as an independent, publicly owned corporation or TFOC or an entity wholly owned by TFOC ceases to be the sole general partner of the Partnership, or (iii) a merger involving TFOC if, immediately following the merger, the holders of TFOC’s shares immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares. Notwithstanding the foregoing, the Executive shall not have Good Reason to resign his employment unless (A) he provides the Company with Notice of Termination within 90 days after the occurrence of the act purported to constitute Good Reason, (B) the Company has not remedied the alleged violation(s) on or before the date of termination specified in the Notice of Termination (which, for the avoidance of doubt, shall be a date not less than 30 days following the date such Notice of Termination is provided), and (C) such resignation occurs on or prior to the second anniversary of such act.
“Section 409A” shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
“TFOC” shall mean Tanger Factory Outlet Centers, Inc., a North Carolina corporation.
9.    MISCELLANEOUS.
9.1    Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Partnership, the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
9.2    Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of North Carolina, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina without any reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
9.3    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.4    Notices. All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

If to Company,	Tanger Properties Limited Partnership
to:	3200 Northline Avenue
Suite 360
Greensboro, NC 27408
Attention: Frank C. Marchisello, Jr.

With a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Bradd L. Williamson

If to the Executive,
to:	The address set forth in the Company's records

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal by the intended recipient as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received by the intended recipient as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party’s attorney. A Party may (i) change the address to which any Notice to that Party hereunder is to be delivered or (ii) designate additional or substituted parties to whom Notices hereunder to such Party should be sent with any such change or designation to be effective five (5) Business Days (as defined below) after delivery of notice thereof to the other Party in the manner herein provided. As used herein the term “Business Day” shall mean every day, other than Saturdays, Sundays and any other day on which banks in the State of North Carolina are not generally open for the conduct of banking business during normal business hours.

9.5    Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
10.    SECTION 409A.
10.1    General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from the Executive or any other individual to the Company or any of its affiliates, employees or agents pursuant to the terms of this Agreement or otherwise.
10.2    Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement:
(a)    No amount shall be payable pursuant to Sections 7.1(a), (b) or (d) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; and
(b)    If the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Sections 7.1(a), (b) or (d), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 10.2(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(c)    The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and
(d)    For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; and
(e)    The reimbursement of any expense under this Agreement shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals as of the day and year first above written.

TANGER PROPERTIES LIMITED PARTNERSHIP

By:	/s/ Thomas E. McDonough

Name:	Thomas E. McDonough
Title:	Vice President

/s/ Charles A. Worsham	(SEAL)
Executive

Print Name:	CHARLES A. WORSHAM

Signature Page to Employment Agreement for Charles A. Worsham